Exhibit 99.1

FOR IMMEDIATE RELEASE	Date: August 10, 2009
From: Jeffrey T. Bowman
Chief Executive Officer

Crawford Reports 2009 Second Quarter Results

Revenue Increases on a Constant Dollar Basis

Company Records Non-cash Goodwill Impairment Charge

Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the second quarter ended June 30, 2009.

Consolidated Results

Second quarter 2009 consolidated revenues before reimbursements decreased to $249.7 million compared to $263.3 million in the 2008 second quarter due primarily to the negative effect of foreign currency changes. The second quarter 2009 net loss attributable to Crawford & Company was ($88.1) million, including a preliminary non-cash goodwill impairment charge of $94.0 million, compared to net income attributable to Crawford & Company of $7.9 million in the 2008 second quarter. The second quarter 2009 loss per share was ($1.70) compared to earnings per share of $0.16 in the prior-year quarter. Excluding the preliminary non-cash goodwill impairment charge, second quarter 2009 net income attributable to Crawford & Company was $5.9 million and earnings per share were $0.11.

During the 2009 second quarter, the Company recorded a preliminary non-cash goodwill impairment charge of $94.0 million, or $1.81 per share. This charge is not deductible for tax purposes. This charge was primarily related to declines in the Broadspire segment’s current and forecasted operating results, the impact of declining U.S. employment levels on Broadspire’s current and projected claims volume, and declines in the Company’s stock prices. This impairment charge does not affect the Company’s liquidity or cash flows and has no effect on the Company’s credit agreement or its compliance with the financial covenants under the credit agreement.

Revenues, net income and earnings per share in the 2009 second quarter were negatively impacted by increased defined benefit pension expense, the impact of foreign currency changes, and the non-cash charge associated with the write-off of a portion of the Company’s goodwill as outlined below:

In millions, except per share amounts	Revenues before Reimbursements	Net Income (Loss) Attributable to Crawford & Company	EPS
2nd quarter 2008 results	$263.3	$7.9	$0.16
(Less)/Add:
Foreign currency impact in 2009	(24.3)	(1.5)	(0.03)
Increase in pension expense in 2009	—	(3.0)	(0.06)
Preliminary goodwill impairment charge in 2009	—	(94.0)	(1.81)
All other operating changes	10.7	2.5	0.04

2nd quarter 2009 results	$249.7	($88.1)	($1.70)

Crawford generated $3.7 million of cash from operations during the 2009 year-to-date period, compared to the $11.1 million in cash provided by operations during the 2008 period. The $7.4 million decrease was due primarily to lower earnings during 2009 before the goodwill impairment charge. The Company’s consolidated cash and cash equivalent position as of June 30, 2009 totaled $58.1 million compared to $48.3 million at June 30, 2008 and $73.1 million at December 31, 2008.

International Operations

Second quarter 2009 revenues before reimbursements for the International Operations segment declined 15.3% to $96.1 million from $113.4 million for the same period in 2008 due to the strength of the U.S. dollar. Compared to the 2008 second quarter, during the 2009 second quarter the U.S. dollar strengthened against most major foreign currencies, resulting in a negative exchange rate impact. Excluding the negative impact of exchange rate fluctuations, International revenues would have been $120.4 million in the 2009 second quarter, reflecting growth in revenues on a constant dollar basis of 6.1%. International operating expenses for the 2009 second quarter decreased by $15.1 million in U.S. dollars, a 14.6% decrease, but increased by 6.7% on a constant dollar basis, compared to the 2008 period. Operating earnings declined to $8.2 million in the 2009 second quarter, down from last year’s second quarter operating earnings of $10.4 million. The related operating margin was 8.6% in the 2009 second quarter, compared to a 9.2% operating margin in the 2008 second quarter.

U.S. Property & Casualty

U.S. Property & Casualty revenues before reimbursements were $54.5 million in the second quarter of 2009, increasing 6.5% from $51.2 million in the 2008 second quarter. Revenues generated by the Company’s catastrophe adjuster group were $7.2 million in the 2009 second quarter, compared to $3.5 million in the 2008 period. Operating earnings in the 2009 second quarter in the U.S. Property & Casualty segment improved to $6.2 million, or an operating margin of 11.4% of revenues, compared to operating earnings of $5.1 million, or 9.9% of revenues in the 2008 second quarter. This operating earnings improvement reflected the benefits of increased catastrophe-related claims.

Broadspire

Revenues before reimbursements from the Broadspire segment were $73.1 million in the 2009 second quarter, down 7.6% from $79.1 million in the 2008 quarter. Broadspire had an operating loss of ($606,000) in the 2009 second quarter, or an operating margin of (0.8%) of revenues, compared to operating earnings of $2.5 million, or 3.2% of revenues, in the prior-year period. This decline was primarily due to lower workers’ compensation claim referrals as a result of lower U.S. employment levels. The Company’s preliminary goodwill impairment charge did not affect the segment operating results of Broadspire.

Legal Settlement Administration

Legal Settlement Administration revenues before reimbursements were $25.9 million in the 2009 second quarter, up 32.5% from $19.6 million in the 2008 quarter, reflecting the positive impact of several major bankruptcy and securities class action administration projects awarded to the Company during the 2009 second quarter. Operating earnings totaled $4.3 million in the 2009 second quarter, or an operating margin of 16.5% of revenues, compared to $3.1 million, or 16.1% of revenues, in the prior-year period. The segment’s awarded project backlog totaled a record of approximately $62.8 million at June 30, 2009.

Management’s Comments

Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, “Our second quarter 2009 operating results continue to be reflective of current global economic conditions. We, like other businesses, expect to face continued near-term macroeconomic challenges. While our reported consolidated revenues and earnings are down year-over-year, due primarily to the previously mentioned goodwill impairment charge, defined benefit pension expense increase, and negative impact of a stronger U.S. dollar in 2009, there are several encouraging areas within our businesses.

“In our U.S. Property & Casualty segment, we generated solid revenue gains and our operating margins were at double-digit levels. The performance of our core property & casualty business in the U.S. was enhanced by incremental catastrophe-related business due to severe weather in the 2009 six-month period.

Our International Operations segment continued to exhibit organic growth as revenues were up over 6% on a constant dollar basis, led by our Canadian and Asia-Pacific regions.

“We saw the benefits of our investments in the bankruptcy processing capabilities within Legal Settlement Administration as we were awarded several bankruptcy administration projects in the 2009 second quarter. Our performance in this segment was also aided by a large securities class action case which began in the current quarter. While still a challenging market for us, we are actively pursuing emerging opportunities in both the securities and bankruptcy sectors of the market and are optimistic about our future prospects.

“Our Broadspire segment primarily handles workers’ compensation claims, and as a result, has been most affected by the current economic downturn. The current level of unemployment is resulting in significantly lower workplace-related claim volumes in the U.S. We are targeting our sales and marketing efforts in this segment to drive market share gains to counteract the industry-wide claims decline. Despite the impairment charge taken in the second quarter, we remain very optimistic about the future of this business.

“Operating cash flow for the year-to-date period turned positive in the second quarter. Historically, our cash requirements are highest in the first quarter and cash balances replenish over the course of the year. We are continuing to drive our Company to improve its working capital profile, primarily by focusing on better management of processes related to unbilled revenues and accounts receivable and we expect improvement in this area over the balance of the year.”

Mr. Bowman concluded, “Before the impairment charge, our operating results for the 2009 second quarter showed improvement over our first quarter results, even as the global economy remained weak. We remain committed to managing our operations toward improved operating performance and market share expansion, and are focusing significant attention on our cost base across the entire organization to ensure we are operating as efficiently as possible.”

2009 Guidance

Crawford & Company updated the components of its previously issued guidance for 2009, added guidance for consolidated cash provided by operating activities, and reaffirmed its earnings per share guidance as follows:

•	Consolidated revenues before reimbursements between $960 million and $980 million.

•	Consolidated operating earnings between $52.5 million and $57.8 million.

•	Consolidated cash provided by operating activities between $35.0 million and $40.0 million.

•	After reflecting stock-based compensation expense, net corporate interest expense, customer-relationship intangible asset amortization expense, special charges and credits, and income taxes,

net loss attributable to Crawford & Company on a GAAP basis between ($72.0) million and ($69.0) million, or ($1.40) to ($1.34) loss per share.

•

Before reflecting the special charge related to the preliminary goodwill impairment, net income attributable to Crawford & Company on a non-GAAP basis between $22.0 million and $25.0 million, or $0.41 to $0.47 diluted earnings per share.

Crawford & Company’s management will host a conference call with investors on Monday, August 10, 2009 at 3:00 P.M. EDT to discuss earnings and other developments. The call will be recorded and available for replay through August 18, 2009. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 21519530. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Further information regarding the Company’s financial position, operating results, and cash flows for the quarter and six-month periods ended June 30, 2009 is shown on the attached condensed consolidated unaudited financial statements. Operating earnings (a non-GAAP financial measure) is the key financial performance measure used by the Company’s senior management to evaluate the performance of its segments and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate operating performance using the same criteria that management uses. Operating earnings represent net income (loss) attributable to Crawford & Company excluding net corporate interest expense, stock option expense, income tax expense, amortization of customer relationship intangible assets, unallocated corporate and shared costs, and certain other charges and credits. Net corporate interest expense, stock option expense and income taxes are recurring components of the Company’s net income (loss), but they are not considered part of operating earnings since they are managed on a corporate-wide basis. Net corporate interest expense results from capital structure decisions made by the Company, stock option expense relates to historically granted stock options and employee stock purchase plan expenses which are not allocated to operating segments, and income taxes are based on statutory rates in effect in each of the locations where the Company provides services, and vary throughout the world. Amortization expense relates to non-cash amortization of customer relationship intangible assets resulting from business combinations. These costs are not allocated to the segments for assessing performance. None of the aforementioned costs relate directly to the Company’s products or the performance of the Company’s services and are therefore excluded in order to accurately assess the results of segment operating activities on a consistent basis. Certain other credits and charges represent events (gains on disposal of assets, restructuring activities, goodwill impairment, etc.) that are not considered part of segment operating earnings since they historically have not regularly impacted the Company’s operating performance and are not expected to regularly impact future performance. Following is a reconciliation of segment operating earnings (loss) to net income (loss) attributable to Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented:

	Quarter ended				Year-to-date period ended
	June 30, 2009	% Margin	June 30, 2008	% Margin	June 30, 2009	% Margin	June 30, 2008	% Margin
Operating Earnings (Loss):
U.S. property & casualty	$6,218	11.4%	$5,092	9.9%	$12,388	11.3%	$11,041	11.0%
International operations	8,220	8.6	10,446	9.2	15,685	8.4	19,433	8.8
Broadspire	(606)	(0.8)	2,540	3.2	(2,560)	(1.7)	4,287	2.7
Legal settlement administration	4,287	16.5	3,142	16.1	5,814	14.0	5,639	14.6
Unallocated corporate and shared costs	(5,295)	(2.1)	(2,061)	(0.8)	(7,270)	(1.5)	(1,410)	(0.3)
Add/(Deduct):
Other charges	—	—	—	—	(1,815)	(0.4)	—	—
Goodwill impairment	(94,000)	(37.7)	—	—	(94,000)	(19.4)	—	—
Stock option expense	(197)	(0.1)	(279)	(0.1)	(430)	(0.1)	(474)	(0.1)
Amortization expense	(1,496)	(0.6)	(1,506)	(0.6)	(2,994)	(0.6)	(3,014)	(0.6)
Net corporate interest expense	(3,640)	(1.5)	(4,656)	(1.8)	(7,125)	(1.5)	(9,072)	(1.7)
Income taxes	(1,615)	(0.6)	(4,786)	(1.8)	(2,735)	(0.6)	(9,430)	(1.8)

Net income (loss) attributable to Crawford & Company	($88,124)	(35.3)	$7,932	3.0	($85,042)	(17.5)	$17,000	3.3

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management and related solutions to the risk management and insurance industry as well as self-insured entities, with a global network of more than 700 locations in 63 countries. Major service lines include property and casualty claims management; warranty inspections; integrated claims and medical management for workers’ compensation; legal settlement administration, including class action and bankruptcy claims administration; and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the United States Securities and Exchange Commission and available at www.sec.gov or in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Earnings Per Share Amounts and Percentages)

Six Months Ended June 30	2009	2008	% Change
Revenues:
Revenues Before Reimbursements	$485,747	$518,777	-6%
Reimbursements	36,179	45,162	-20%

Total Revenues	521,926	563,939	-7%

Costs and Expenses:
Costs of Services Before Reimbursements	359,046	376,414	-5%
Reimbursements	36,179	45,162	-20%

Total Cost of Services	395,225	421,576	-6%

Selling, General, and Administrative	105,902	106,707	-1%
Corporate Interest Expense, Net	7,125	9,072	-21%
Restructuring Costs	1,815	—	nm
Goodwill Impairment Charge	94,000	—	nm

Total Costs and Expenses	604,067	537,355	12%

(Loss) Income Before Income Taxes	(82,141)	26,584	nm
Provision for Income Taxes	2,735	9,430	-71%

Net (Loss) Income	(84,876)	17,154	nm
Less: Net Income Attributable to Noncontrolling Interests	(166)	(154)	8%

Net (Loss) Income Attributable to Crawford & Company	($85,042)	$17,000	nm

(Loss) Earnings Per Share - Basic and Diluted	($1.65)	$0.33	nm

Weighted-average Shares Used in Calculating:
Basic (Loss) Earnings Per Share	51,625	50,808

Diluted (Loss) Earnings Per Share	51,625	50,891

nm = not meaningful

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Earnings Per Share Amounts and Percentages)

Three Months Ended June 30	2009	2008	% Change
Revenues:

Revenues Before Reimbursements	$249,664	$263,265	-5%
Reimbursements	21,979	26,001	-15%

Total Revenues	271,643	289,266	-6%

Costs and Expenses:

Costs of Services Before Reimbursements	183,884	189,461	-3%
Reimbursements	21,979	26,001	-15%

Total Cost of Services	205,863	215,462	-4%

Selling, General, and Administrative	54,414	56,204	-3%
Corporate Interest Expense, Net	3,640	4,656	-22%
Goodwill Impairment Charge	94,000	—	nm

Total Costs and Expenses	357,917	276,322	30%

(Loss) Income Before Income Taxes	(86,274)	12,944	nm
Provision for Income Taxes	1,615	4,786	-66%

Net (Loss) Income	(87,889)	8,158	nm
Less: Net Income Attributable to Noncontrolling Interests	(235)	(226)	4%

Net (Loss) Income Attributable to Crawford & Company	($88,124)	$7,932	nm

(Loss) Earnings Per Share - Basic and Diluted	($1.70)	$0.16	nm

Weighted-average Shares Used in Calculating:
Basic (Loss) Earnings Per Share	51,877	50,888

Diluted (Loss) Earnings Per Share	51,877	50,986

nm = not meaningful

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT

Six Months Ended June 30

Unaudited

(In Thousands, Except Percentages)

	U.S. Property & Casualty		% Change	International		% Change	Broadspire		% Change	Legal Settlement Administration		% Change
	2009	2008		2009	2008		2009	2008		2009	2008
Revenues Before Reimbursements	$109,599	$100,708	8.8%	$186,999	$220,143	-15.1%	$147,657	$159,378	-7.4%	$41,492	$38,548	7.6%
Compensation & Benefits	64,992	62,162	4.6%	130,090	150,336	-13.5%	83,771	89,120	-6.0%	17,836	18,077	-1.3%
% of Revenues Before Reimbursements	59.3%	61.7%		69.6%	68.3%		56.7%	55.9%		43.0%	46.9%
Expenses Other than Reimbursements,
Compensation & Benefits	32,219	27,505	17.1%	41,224	50,374	-18.2%	66,446	65,971	0.7%	17,842	14,832	20.3%
% of Revenues Before Reimbursements	29.4%	27.3%		22.0%	22.9%		45.0%	41.4%		43.0%	38.5%

Total Operating Expenses	97,211	89,667	8.4%	171,314	200,710	-14.6%	150,217	155,091	-3.1%	35,678	32,909	8.4%

Operating Earnings (Loss) (1)	$12,388	$11,041	12.2%	$15,685	$19,433	-19.3%	($2,560)	$4,287	-159.7%	$5,814	$5,639	3.1%
% of Revenues Before Reimbursements	11.3%	11.0%		8.4%	8.8%		-1.7%	2.7%		14.0%	14.6%

Three Months Ended June 30
Unaudited
(In Thousands, Except Percentages)

	U.S. Property & Casualty		% Change	International		% Change	Broadspire		% Change	Legal Settlement Administration		% Change
	2009	2008		2009	2008		2009	2008		2009	2008
Revenues Before Reimbursements	$54,547	$51,198	6.5%	$96,127	$113,433	-15.3%	$73,056	$79,065	-7.6%	$25,934	$19,569	32.5%
Compensation & Benefits	32,561	31,585	3.1%	65,582	76,479	-14.2%	40,950	43,706	-6.3%	9,821	8,808	11.5%
% of Revenues Before Reimbursements	59.7%	61.7%		68.2%	67.4%		56.1%	55.3%		37.9%	45.0%
Expenses Other than Reimbursements,
Compensation & Benefits	15,768	14,521	8.6%	22,325	26,508	-15.8%	32,712	32,819	-0.3%	11,826	7,619	55.2%
% of Revenues Before Reimbursements	28.9%	28.4%		23.2%	23.4%		44.7%	41.5%		45.6%	38.9%

Total Operating Expenses	48,329	46,106	4.8%	87,907	102,987	-14.6%	73,662	76,525	-3.7%	21,647	16,427	31.8%

Operating Earnings (Loss) (1)	$6,218	$5,092	22.1%	$8,220	$10,446	-21.3%	($606)	$2,540	-123.9%	$4,287	$3,142	36.4%
% of Revenues Before Reimbursements	11.4%	9.9%		8.6%	9.2%		-0.8%	3.2%		16.5%	16.1%

(1)	A non-GAAP financial measurement which represents net income attributable to Crawford & Company excluding net corporate interest expense, amortization of customer-relationship intangible assets, stock option expense, income tax expense, unallocated corporate and shared costs, restructuring costs, and preliminary goodwill impairment charge. See page 6 for a reconciliation of Operating Earnings to Net (Loss) Income computed in accordance with GAAP.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2009 and December 31, 2008

(In Thousands)

	Unaudited June 30 2009	* December 31 2008
Assets

Current Assets:
Cash and Cash Equivalents	$58,100	$73,124
Accounts Receivable, Net	149,099	157,430
Unbilled Revenues, Net	101,393	99,115
Prepaid Expenses and Other Current Assets	17,912	18,688

Total Current Assets	326,504	348,357

Property and Equipment	142,021	140,399
Less Accumulated Depreciation	(99,267)	(95,785)

Net Property and Equipment	42,754	44,614

Other Assets:
Goodwill	161,016	251,897
Intangible Assets Arising from Business Acquisitions, Net	107,902	111,389
Capitalized Software Costs, Net	46,921	46,296
Deferred Income Tax Assets, Net	66,627	67,695
Other Noncurrent Assets	25,593	25,000

Total Other Assets	408,059	502,277

Total Assets	$777,317	$895,248

Liabilities and Shareholders’ Investment

Current Liabilities:
Short-Term Borrowings	$12,732	$13,366
Accounts Payable	39,882	40,711
Accrued Compensation and Related Costs	56,996	77,802
Other Accrued Current Liabilities	58,368	56,978
Self-Insured Risks	18,884	17,939
Accrued Income Taxes	8,061	9,937
Deferred Revenues	58,647	59,679
Current Installments of Long-Term Debt and Capital Leases	2,289	2,284

Total Current Liabilities	255,859	278,696

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	180,066	181,206
Deferred Revenues	37,405	42,795
Self-Insured Risks	18,814	18,531
Accrued Pension Liabilities	176,150	179,542
Other Noncurrent Liabilities	13,464	14,119

Total Noncurrent Liabilities	425,899	436,193

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	27,219	26,523
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-in Capital	26,612	26,342
Retained Earnings	171,104	256,146
Accumulated Other Comprehensive Loss	(158,622)	(158,157)

Total Crawford & Company Shareholders’ Investment	91,010	175,551
Noncontrolling Interests	4,549	4,808

Total Shareholders’ Investment	95,559	180,359

Total Liabilities and Shareholders’ Investment	$777,317	$895,248

*	Derived from the audited Consolidated Balance Sheet

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2009 and June 30, 2008

Unaudited

(In Thousands)

	2009	2008
Cash Flows From Operating Activities:
Net (Loss) Income	$(84,876)	$17,154
Reconciliation of Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	15,568	14,837
Goodwill Impairment Charge	94,000	—
Stock-Based Compensation	2,841	2,834
Loss on Sales of Property and Equipment, Net	40	20
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, net	8,645	(11,438)
Unbilled Revenues, net	(2,593)	4,393
Accrued Income Taxes	(2,723)	6,591
Accounts Payable and Accrued Liabilities	(13,409)	(471)
Deferred Revenues	(6,189)	(9,274)
Retirement Plan Liabilities	(6,124)	(11,841)
Prepaid Expenses and Other Operating Activities	(1,504)	(1,740)

Net Cash Provided By Operating Activities	3,676	11,065

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment, net	(4,614)	(4,994)
Capitalization of Computer Software Costs	(6,780)	(8,028)
Other Investing Activities	(1,089)	(204)

Net Cash Used In Investing Activities	(12,483)	(13,226)

Cash Flows From Financing Activities:
Shares used to settle withholding taxes under stock-based compensation plans	(1,888)	(20)
(Decrease) Increase in Short-Term Borrowings, net	(358)	757
Payments on Long-Term Debt and Capital Lease Obligations	(1,213)	(1,331)
Capitalized Loan Costs	(944)	—
Other Financing Activities	26	(84)

Net Cash Used In Financing Activities	(4,377)	(678)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,840)	330

Decrease in Cash and Cash Equivalents	(15,024)	(2,509)
Cash and Cash Equivalents at Beginning of Period	73,124	50,855

Cash and Cash Equivalents at End of Period	$58,100	$48,346